Exhibit 10.1

July 30th, 2012

Dear __________:

This advisory agreement (“Agreement”) is entered into between you (“Consultant”) and Pixelworks, Inc., an Oregon corporation (the “Company”), and sets forth the mutual agreement of the parties with respect to the provision of certain services to the Company. For good and valuable consideration, the parties hereto agree as follows:
1.    Services. Upon request of the Company from time to time, Consultant agrees to perform the Services for the Company. The “Services” include without limitation providing insight, guidance and recommendations regarding the Company’s strategies, products, customers, markets, programs and plans and responding generally to questions and requests for advice and assistance from the Company. Consultant shall perform the Services to the best of his skill and ability and at all times in a professional and ethical manner that will enhance the reputation and goodwill enjoyed by the Company. Consultant will not have an office, work-place, phone number or mailing address at the Company’s facilities. Consultant will furnish any and all tools and materials necessary to perform the Services and will determine the manner of, the time required for and location of performance. Consultant will not receive detailed instructions from the Company in this regard. Consultant will at all times comply with all applicable laws, rules and regulations and Company policies.
2.    Compensation. Consultant will receive no salary or other cash compensation for performing the Services. Rather, Consultant will be eligible to receive a grant for 8,000 units of restricted shares (the “RSUs”) of the common stock of the Company. The Company may elect to grant Consultant additional RSUs as and if determined in the sole discretion of the Company’s Board of Directors. Any RSUs will be evidenced by a written grant agreement (the “RSU Agreement”) and granted subject to and under (including vesting) such RSU Agreement and the Company’s 2006 Stock Incentive Plan. Any RSU grant is subject to the approval of the Company’s Board of Directors and compliance with applicable securities laws. Consultant shall report all compensation received pursuant to this Agreement to any applicable taxing authorities in any applicable jurisdiction in accordance with applicable law, and pay all self-employment and other applicable taxes in connection with such compensation. Consultant agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes.
3.    Expenses. The Company will reimburse Consultant for reasonable and documented expenses incurred by Consultant in the course of performing the Services that have been approved in advance in writing by the Company, subject to compliance with Company expense policies.
4.    Service Period and Termination. The term of the performance of the Services will be two years (the “Service Period”). Notwithstanding any other provision contained herein, the Service Period may be terminated (a) by either party at any time upon 30 days’ written notice, for any reason or no reason, or (b) immediately by the Company in the event of any breach by Consultant of this Agreement. Upon any termination or expiration of the Service Period, vesting of any RSUs shall immediately cease and Consultant shall not be entitled to any compensation or other monetary payments, other than reimbursement of any expenses pursuant to this Agreement and that were incurred prior to such termination or expiration. Otherwise, the provisions of this Agreement shall survive any expiration or termination of the Service Period.
5.    Legal Relationship. It is the express intention of the parties that Consultant’s relationship with the Company be that of an independent contractor and not that of an employee. Nothing in this Agreement constitutes an offer of employment, nor shall this Agreement in any way be construed to constitute Consultant as an agent, director, officer, employee, partner, joint venturer or representative of the Company. Consultant shall have no authority to, and shall not, control any aspect of the Company’s operations or incur any obligation or other liability, make any promise or representation or enter into any agreement or other commitment in the name or on behalf of the Company. Other than RSUs to the limited extent described in Section 2 above, Consultant shall not be entitled to participate in or receive any benefit available to employees of the Company, including without limitation insurance, workers’ compensation, retirement and vacation benefits.

6.    Confidential Information; Non-Solicit. Consultant will have access to Confidential Information (as defined below). Consultant agrees not to use any Confidential Information for Consultant’s own use or for any purpose other than performing the Services. Consultant shall not disclose, or permit the disclosure of, any Confidential Information to any third parties, unless approved in writing by the Company. Consultant agrees to take all reasonable measures to maintain in confidence, protect the secrecy of and avoid unauthorized disclosure or use of the Confidential Information. Consultant further agrees to notify the Company in writing of any actual or suspected unauthorized disclosure or use of the Confidential Information which may come to Consultant’s attention. “Confidential Information” means any information (whether disclosed before or after the date hereof and whether in tangible or intangible form) of the Company or any of its affiliates, customers or suppliers or of any other party doing business or associated with the Company, including but not limited to information relating to business, product or service plans, financial projections, forecasts, products, sales, customers and suppliers, employees, human resources, operations, technology, trade secrets, or know-how, methods, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance. Confidential Information does not include information that Consultant can prove: (a) was in the possession of Consultant at the time of disclosure to Consultant and without any confidentiality or use restrictions; (b) becomes part of the general public knowledge other than as a direct or indirect result of any action or improper inaction of Consultant, (c) becomes available to Consultant on a non-confidential basis from a source other than the Company or its affiliates that is not subject to confidentiality or use restrictions, or (d) is independently developed by Consultant without use of or reference to Confidential Information. Notwithstanding the above, Consultant shall not have liability to the Company to the extent Confidential Information is disclosed pursuant to an order of a court or other governmental body; provided, that Consultant provides the Company with prompt written notice of such order prior to such disclosure and reasonable assistance in obtaining an order protecting the information from public disclosure or other appropriate remedy. The foregoing obligations shall survive and continue after any expiration or termination of the Service Period. In addition, during the Service Period (as defined below) and for a period of one (1) year thereafter, Consultant shall not, directly or indirectly: (a) induce, attempt to induce, or solicit any employee or consultant of the Company to alter, leave, or terminate their employment or engagement with the Company; or (b) interfere in any way with any contractual relationships the Company may have with customers, suppliers or other third parties. Consultant agrees that, in the event of breach or threatened breach of this Section 6, the damage or imminent damage to the value and the goodwill of the Company’s business will be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, Consultant agrees that the Company shall be entitled to injunctive relief against Consultant in the event of any breach or threatened breach by Consultant of this Section 6, without the necessity of posting a bond or proving actual damages, in addition to any other relief available to the Company under this Agreement or under law.
7.    Ownership and Return of Materials. All Confidential Information is and shall remain the property of the Company. Consultant shall promptly return all Confidential Information and other Company property to the Company upon any expiration or termination of the Service Period, or earlier, if so requested by the Company, and Consultant shall not retain copies thereof.
8.    No Conflict. Consultant represents that Consultant’s compliance with the terms of this Agreement and performance of the Services will not conflict with or breach any agreement or violate any duty that Consultant may have with or to any third party. Consultant agrees not to do anything in the performance of the Services that may violate any such agreement or duty. Consultant further agrees not to enter into any agreement or other arrangement, written or oral, in conflict with this Agreement, or to provide the Company with any documents, records, or confidential information belonging to any third party. Prior to performing services for, or entering into any agreement or other arrangement with, a third party that is developing or producing products that may be competitive with the products of the Company, Consultant will notify the Company in writing. In such event, the Company may determine whether Consultant’s activities for such third party are consistent with the Services.
9.    Arbitration. Any dispute or controversy between the parties arising out of or relating to the Services or this Agreement, shall be submitted to and settled by final and binding arbitration in Santa Clara, California, conducted before a single arbitrator in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. Other than as provided in Section 6, the arbitration provided herein shall be the exclusive remedy for any such dispute or controversy and will be used instead of any court action, which is hereby expressly waived.
10.    Governing Law. This Agreement shall be governed by, and the arbitrator and any court shall apply to any dispute or controversy, the laws of the State of California, without reference to its conflicts of laws provisions. Subject to Section 10, Consultant hereby consents to the personal jurisdiction of the state and federal courts located in Santa Clara, California.

11.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties concerning the matters set forth herein and supersedes all prior negotiations, agreements and understandings concerning such matters, whether oral or written. The parties agree that this Agreement shall be interpreted according to its plain meaning and not strictly for or against any party. No promises or representations were made or relied upon by either party, and no consideration has been or is offered or promised, other than as expressly stated herein.
12.    Amendments and Modifications; Waiver. No alteration or modification of any provision of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights, and no condition or obligation under this Agreement may be waived without a written acknowledgment of such waiver, and a waiver of one condition or obligation is not to be construed as creating a waiver of any other condition or obligation.
13.    Severability. If any provision of this Agreement shall be found by an arbitrator or a court of competent jurisdiction in a final and non-appealable decision to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.
15.    Assignment. This Agreement may not be assigned, delegated or otherwise transferred by Consultant without the express written consent of the Company.
16.    Counterparts and Facsimiles. This Agreement may be executed in counterparts, each of which shall be deemed as original, but both of which together shall constitute one and the same instrument. Facsimile or other electronic signatures on counterparts of this Agreement will be deemed original signatures.
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If the foregoing accurately reflects the terms of our agreement concerning your relationship with the Company, please indicate your acceptance by signing this Agreement in the space provided below and returning this Agreement to the Company.
Sincerely,

PIXELWORKS, INC.
By:	/s/ Bruce A. Walicek
Bruce A. Walicek
President and Chief Executive Officer

Read, acknowledged and agreed:
/s/ David J. Tupman
[Name]
Date:	July 30, 2012